Exhibit 99.2

U.S. WIRELESS ONLINE, INC.
CONSOLIDATED BALANCE SHEET
Year End December 31, 2012
(Unaudited)

BALANCE SHEET

ASSETS

CURRENT ASSETS
Cash	$–
Accounts Receivable	–
Other Receivable	–
Inventory	–
Prepaid Accounts	–
–
LONG TERM EQUITY INVESTMENT	–
FIXED ASSETS – NBV	155,200.00
INTANGIBLE ASSETS – NBV	19,998.00
$175,198.00

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$11,500.00
Other Payables	396,500.00
Taxes Payable	–
$408,000

LONG TERM LIABILITIES -	–
408,000.00
SHAREHOLDERS' EQUITY
CAPITAL STOCK
Common Stock, authorized shares 100,000,000
Issued and outstanding - 5,06,5205 @ PV $.001	5,065
Preferred Stock-25,000 @ PV .001
Issued and outstanding - 1,000,000 @ PV $.001	1,000

Additional Paid In Capital	2,049,756

Deficit	(2,288,623.00)
(232,802.00)
$(175,198.00)

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U.S. WIRELESS ONLINE, INC.
CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS
Year End December 31, 2012
(Unaudited)

EARNINGS
REVENUE
Sales	$–
–
TOTAL SALES	–

COST OF SALES

Cost of Sales	–

TOTAL COST OF SALES	–

GROSS PROFIT	–

OPERATING EXPENSES

Administrative Expense	148,125.00
Selling Expense	2,000.00

(150,125.00)

OTHER INCOME & EXPENSES	–

PROFIT (LOSS)	(150,125)

NET PROFIT (LOSS)	0
150125
Deficit - Beginning of period	2288623
Deficit - End of period	2438728

2

U.S. WIRELESS ONLINE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Year End December 31, 2012
(Unaudited)

CASH FLOWS

Cash flows from operating activities
Profit/Loss from operations	$(150,125.00)

Adjustments to cash flows from operating activites:
Amortization of goodwill
Depreciation of fixed assets	–

Cash flows from operating activities	$(150,125.00)

Cash flows from investing activities:
Capital expenditures	53,527
Investment in inventory
Increase in accounts receivable	–
Decrease in prepaid expenses	–

Cash used in investing activities	$53,527.00

Cash flows from financing activities:
Increase in accounts payable and accrued liabilities	2,250.00
Increase in paid-in-capital	11,252.00
Increase in loans payable	190,150.00
Issuance of capital stock	–

Cash Used For financing activities	$203,652.00

Net increase (decrease) in cash	–

Cash at beginning of period	–
Cash at end of period	$–

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U.S. WIRELESS ONLINE, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
Year End December 31, 2012
(Unaudited)

	Preferred	Stock	Common	Stock & PUC
	Shares	Amount	Shares	Amount	R/E	Total
Openning Bal	1,000,000	$1,000	5,065,205	$2,054,821	$(2,288,623.00)	$(202,832)

Issuance of stk			94,000,000	11,725		11,725
Capital Paid In				–
				–	–	–
Net Profit/Loss					$(150,125)	$(150,125)

Bal June 2010	1,000,000	$1,000	99,065,205	2,066,546	$–2,438,748	$(341,232)

NOTE 1. GENERAL ORGANIZATION AND BUSINESS ISSUES

The company was administratively abandoned and reinstated in March 2010 through a court appointed guardian - custodian.

On May 14, 2010, the company announced that it had completed its merger with Go Green Electronic Recycling, a US based recycling company.

In September 2011, Go Green Electronics, in agreement with U.S. Wireless Online, Inc. rescinded its merger agreement and returned to private company status.

The company is reviewing its current merger candidates.

Signed

Rajesh Babaria, CEO

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